Exhibit 99.01

Glu Reports Fourth Quarter and Full Year 2014 Financial Results

  Q4 non-GAAP revenues of $76.2 million, up 78% year-over-year and significantly exceeding guidance
  Record Q4 GAAP revenues of $72.9 million
  Q4 Adjusted EBITDA of $14.1 million; record Adjusted EBITDA margin of 18.5% – both significantly exceeding guidance
  Record Q4 cash flow from operations of $19.3 million
  2014 full year non-GAAP revenue represents a four-year compounded annual growth rate of 37.9% since 2010
  Full year 2015 non-GAAP revenue guidance raised significantly
  Signed a five-year, exclusive mobile gaming partnership with world-renowned singer and songwriter Katy Perry

SAN FRANCISCO--(BUSINESS WIRE)--February 4, 2015--Glu Mobile Inc. (NASDAQ:GLUU), a leading global developer and publisher of free-to-play games for smartphone and tablet devices, today announced financial results for its fourth quarter and full year ended December 31, 2014.

“The fourth quarter marked a fantastic finish to a record year for Glu, highlighted by all key metrics coming in above guidance,” stated Niccolo de Masi, Chief Executive Officer of Glu. “The strength during the quarter was led by the ongoing traction of Kim Kardashian: Hollywood, Racing Rivals and Deer Hunter 2014, as well as the solid performance of recently released Contract Killer: Sniper.”

Mr. de Masi continued, “2014 full year results take our trailing four-year non-GAAP revenue compound annual growth rate to 37.9%. Today we are also raising our full year 2015 guidance to record levels for Glu. I am also delighted to announce a five-year exclusive mobile gaming partnership with Katy Perry, arguably the most recognized musician in America following her recent Super Bowl halftime performance. Glu is focused on building the premier Hollywood gaming platform and improving the annuity characteristics of our franchises. We look forward to our growth in 2015 and beyond with confidence.”

Fourth Quarter 2014 Financial Highlights:

  Revenue: Total GAAP revenue was $72.9 million in the fourth quarter of 2014 compared to $34.8 million in the fourth quarter of 2013. Total non-GAAP revenue was $76.2 million in the fourth quarter of 2014, an increase of 78% compared to $42.8 million in the fourth quarter of 2013. Non-GAAP revenue excludes changes in deferred revenue.
  Gross Margin: GAAP gross margin was 56% in the fourth quarter of 2014 compared to 69% in the fourth quarter of 2013. Non-GAAP gross margin was 61% in the fourth quarter of 2014 compared to 73% in the fourth quarter of 2013. Non-GAAP gross margin excludes changes in deferred revenue, change in deferred cost of revenues, amortization of intangible assets and non-cash warrant expense.
  GAAP Operating Income (Loss): GAAP operating income was $5.1 million in the fourth quarter of 2014 compared to a loss of $(3.5) million in the fourth quarter of 2013.
  Non-GAAP Operating Income: Non-GAAP operating income was $13.5 million in the fourth quarter of 2014 compared to $5.5 million during the fourth quarter of 2013. Non-GAAP operating income excludes changes in deferred revenues and deferred cost of revenues, amortization of intangible assets, non-cash warrant expense, stock-based compensation expense, restructuring charges, change in fair value of the Blammo earnout, and transitional costs.
  Adjusted EBITDA: Adjusted EBITDA was $14.1 million for the fourth quarter of 2014, an increase of 127% compared to $6.2 million during the fourth quarter of 2013. Adjusted EBITDA margin was 18.5% for the fourth quarter of 2014 compared with 14.5% for the fourth quarter of 2013. Adjusted EBITDA is defined as non-GAAP operating income/(loss) less depreciation. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by non-GAAP revenue.
  GAAP Net Income (Loss) and EPS: GAAP net income was $1.4 million for the fourth quarter of 2014 compared to a GAAP net loss of $(3.5) million for the fourth quarter of 2013. GAAP EPS was $0.01 for the fourth quarter of 2014, based on 107.0 million weighted-average diluted shares outstanding, compared to a GAAP EPS loss of $(0.05) for the fourth quarter of 2013, based on 78.1 million weighted-average basic shares outstanding.
  Non-GAAP Net Income and EPS: Non-GAAP net income was $12.2 million for the fourth quarter of 2014 compared to $5.6 million for the fourth quarter of 2013. Non-GAAP EPS was $0.11 for the fourth quarter of 2014 based on 107.0 million weighted-average diluted shares outstanding, compared to non-GAAP EPS of $0.07 for the fourth quarter of 2013 based on 81.4 million weighted-average diluted shares outstanding.
  Cash Flows Generated from Operations: Cash flows generated from operations were $19.3 million for the fourth quarter of 2014 compared to $1.9 million generated for the fourth quarter of 2013.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Recent Developments and Strategic Initiatives:

  In February 2015, we announced a five-year, exclusive mobile gaming partnership with Katy Perry. We will create a free-to-play mobile game using her likeness and voice that we expect to release in the second half of 2015.
  In November 2014, we announced the availability of Contract Killer: Sniper.
  In October 2014, we announced the launch of the first free-to-play Diner Dash game.

“We are very pleased with our strong execution during the fourth quarter, particularly our ability to achieve record Adjusted EBITDA margins and operating cash flows,” stated Eric R. Ludwig, Glu’s EVP, Chief Operating Officer and Chief Financial Officer. “The increase in our full year 2015 guidance reflects the momentum of current catalog titles, as well as our confidence in the upcoming pipeline, which includes a number of sequels to successful franchises. Glu’s strong balance sheet and global scale positions the company for sustained growth and profitability in 2015 and beyond.”

Fiscal 2014 Financial Highlights:

  Revenues: Total GAAP revenues were $223.1 million for the year ended December 31, 2014 compared to $105.6 million for the year ended December 31, 2013. Total non-GAAP revenues were $241.8 million for the year ended December 31, 2014, an increase of 113% compared to $113.4 million for the year ended December 31, 2013.
  Gross Margin: GAAP gross margin was 62% for the year ended December 31, 2014 compared to 65% for the year ended December 31, 2013. Non-GAAP gross margin was 63% for the year ended December 31, 2014 compared to 70% for the year ended December 31, 2013.
  GAAP Operating Income (Loss): GAAP operating income was $2.1 million for the year ended December 31, 2014 compared to a $(22.8) million loss for the year ended December 31, 2013.
  Non-GAAP Operating Income (Loss): Non-GAAP operating income was $32.6 million for the year ended December 31, 2014 compared to a loss of $(5.0) million for the year ended December 31, 2013.
  Adjusted EBITDA: Adjusted EBITDA was $35.1 million for the year ended December 31, 2014 compared to a $(2.3) million loss for the year ended December 31, 2013. Adjusted EBITDA margin was 14.5% for the full year of 2014.
  GAAP Net Income (Loss) and EPS: GAAP net income was $8.1 million for the year ended December 31, 2014 compared to a loss of $(19.9) million for the year ended December 31, 2013. GAAP EPS was $0.08 for the year ended December 31, 2014, based on 96.9 million weighted-average diluted shares outstanding, compared to a loss of $(0.28) for the year ended December 31, 2013, based on 71.5 million weighted-average basic shares outstanding.
  Non-GAAP Net Income (Loss) and EPS: Non-GAAP net income was $33.3 million for the year ended December 31, 2014 compared to a loss of $(5.3) million for the year ended December 31, 2013. Non-GAAP EPS was $0.34 for the year ended December 31, 2014 based on 96.9 million weighted-average diluted shares outstanding, compared to a loss of $(0.07) for the year ended December 31, 2013 based on 71.5 million weighted-average basic shares outstanding.
  Cash Flows Generated from (Used in) Operations: Cash flows generated from operations were $30.6 million for the year ended December 31, 2014 compared to cash flows used in operations of $(9.6) million for the year ended December 31, 2013.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Business Outlook as of February 4, 2015:

The following forward-looking statements reflect expectations as of February 4, 2015. Results may be materially different and are affected by many factors, such as: consumer demand for mobile entertainment and specifically Glu’s products; consumer demand for smartphones, tablets and next-generation platforms; our ability to improve the monetization of our titles and continue to successfully launch and update new games; development delays on Glu's products; continued uncertainty in the global economic environment; competition in the industry; storefront featuring; changes in foreign exchange rates; Glu's effective tax rate and other factors detailed in this release and in Glu's SEC filings.

First Quarter Expectations – Quarter Ending March 31, 2015:

  Non-GAAP revenues are expected to be between $50.0 million and $52.0 million.
  Non-GAAP gross margin is expected to be approximately 60%.
  Non-GAAP operating expenses are expected to be between $33.1 million and $32.3 million.
  Adjusted EBITDA, defined as non-GAAP operating income (loss) excluding depreciation of approximately $0.9 million, is expected to range from breakeven to a loss of $(2.0) million.
  Income tax is expected to be an expense of approximately $0.2 million.
  Non-GAAP net loss is expected to be between $(1.0) million and $(3.0) million or between $(0.01) and $(0.03) per weighted-average basic share outstanding, which excludes approximately $2.1 million of anticipated stock-based compensation expense, $2.6 million for amortization of intangibles and $0.1 million of transitional costs related to the Cie Games integration.
  Weighted-average common shares outstanding are expected to be approximately 103.8 million basic and 108.0 million diluted.

2015 Expectations – Full Year Ending December 31, 2015:

  Non-GAAP revenues are expected to be between $245.0 million and $275.0 million.
  Non-GAAP gross margin is expected to be approximately 61%.
  Adjusted EBITDA is expected to range from $30.0 million to $35.0 million.
  Non-GAAP net income is expected to be between $26.0 million and $31.0 million or between $0.23 and $0.28 per weighted-average diluted share outstanding, which excludes approximately $11.3 million of anticipated stock-based compensation expense, $9.7 million for amortization of intangibles, and $0.1 million of transitional costs related to the Cie Games integration.
  Weighted-average common shares outstanding are expected to be approximately 104.8 million basic and 111.0 million diluted.
  We expect to have cash and short-term investments at December 31, 2015 of at least $85.0 million with no debt.

Quarterly Conference Call

Glu will discuss its quarterly results via teleconference today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Please dial (866) 582-8907, or if outside the U.S., (760) 298-5046, with conference ID # 62294869 to access the conference call at least five minutes prior to the 1:30 p.m. Pacific Time start time. A live webcast and replay of the call will also be available on the investor relations portion of the company's website at www.glu.com/investors. An audio replay will be available between 4:30 p.m. Pacific Time, February 4, 2015, and 8:59 p.m. Pacific Time, February 11, 2015, by calling (855) 859-2056, or (404) 537-3406, with conference ID # 62294869.

Disclosure Using Social Media Channels

Glu currently announces material information to its investors using SEC filings, press releases, public conference calls and webcasts. Glu uses these channels as well as social media channels to announce information about the company, games, employees and other issues. Given SEC guidance regarding the use of social media channels to announce material information to investors, Glu is notifying investors, the media, its players and others interested in the company that in the future, it might choose to communicate material information via social media channels or, it is possible that information it discloses through social media channels may be deemed to be material. Therefore, Glu encourages investors, the media, players and others interested in Glu to review the information posted on the company forum (http://ggnbb.glu.com/forum.php) and the company Facebook site (https://www.facebook.com/glumobile), the company twitter account (https://twitter.com/glumobile) and Mr. de Masi’s twitter account (https://twitter.com/niccolodemasi). Investors, the media, players or other interested parties can subscribe to the company blog and twitter feed and Mr. de Masi’s twitter feed at the addresses listed above. Any updates to the list of social media channels Glu will use to announce material information will be posted on the Investor Relations page of the company's website at www.glu.com/investors.

Use of Non-GAAP Financial Measures

To supplement Glu's unaudited condensed consolidated financial data presented in accordance with GAAP, Glu uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Glu's results of operations as determined in accordance with GAAP. The non-GAAP financial measures used by Glu include historical and estimated non-GAAP revenues, non-GAAP smartphone revenues, non-GAAP cost of revenues, non-GAAP operating expenses, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income/(loss), non-GAAP net income/(loss) and non-GAAP basic and diluted net income/(loss) per share. These non-GAAP financial measures exclude the following items from Glu's unaudited consolidated statements of operations:

  Change in deferred revenues and deferred cost of revenues;
  Amortization of intangible assets;
  Non-cash warrant expense;
  Stock-based compensation expense;
  Restructuring charges;
  Change in fair value of Blammo earnout;
  Transitional costs;
  Release of tax liabilities and valuation allowance; and
  Foreign currency exchange gains and losses primarily related to the revaluation of assets and liabilities.

In addition, Glu has included in this release “Adjusted EBITDA” figures which are used to evaluate Glu’s operating performance. Adjusted EBITDA is defined as non-GAAP operating income/(loss) excluding depreciation. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by non-GAAP revenue.

Glu may consider whether significant non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.

Glu believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Glu's performance by excluding certain items that may not be indicative of Glu's core business, operating results or future outlook. Glu's management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing Glu's operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate comparisons of Glu's performance to prior periods.

Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements, including those regarding our “Business Outlook as of February 4, 2015” (“First Quarter Expectations – Quarter Ending March 31, 2015” and “2015 Expectations – Full Year Ending December 31, 2015”), and the statements that we are focused on building the premier Hollywood gaming platform and improving the annuity characteristics of our franchises, we look forward to our growth in 2015 and beyond with confidence; we will create a free-to-play mobile game using Katy Perry’s likeness and voice that we expect to release in Q4-2015; and our strong balance sheet and global scale positioning us for sustained growth and profitability in 2015 and beyond. These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Investors should consider important risk factors, which include: the risks identified under "Business Outlook as of February 4, 2015"; the risk that consumer demand for smartphones, tablets and next-generation platforms does not grow as significantly as we anticipate or that we will be unable to capitalize on any such growth; the risk that we do not realize a sufficient return on our investment with respect to our efforts to develop free-to-play games for smartphones, tablets and next-generation platforms, the risk that we will not be able to maintain our good relationships with Apple and Google; the risk that our development expenses for games for smartphones, tablets and next-generation platforms are greater than we anticipate; the risk that our recently and newly launched games are less popular than anticipated or decline in popularity and monetization rate more quickly than we anticipate; the risk that our newly released games will be of a quality less than desired by reviewers and consumers; the risk that the mobile games market, particularly with respect to free-to-play gaming, is smaller than anticipated; the risk that we may lose a key intellectual property license; the risk that we are unable to recruit and retain qualified personnel for developing and maintaining the games in our product pipeline resulting in reduced monetization of a game, product launch delays or games being eliminated from our pipeline altogether and other risks detailed under the caption "Risk Factors" in our Form 10-Q filed with the Securities and Exchange Commission on November 10, 2014 and our other SEC filings. You can locate these reports through our website at http://www.glu.com/investors. We are under no obligation, and expressly disclaim any obligation, to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

About Glu Mobile

Glu Mobile (NASDAQ:GLUU) is a leading global developer and publisher of free-to-play games for smartphone and tablet devices. Glu is focused on creating compelling original IP games such as CONTRACT KILLER, DEER HUNTER, DINER DASH, DINO HUNTER: DEADLY SHORES, ETERNITY WARRIORS, and FRONTLINE COMMANDO, and branded IP games including KIM KARDASHIAN: HOLLYWOOD, ROBOCOP: THE OFFICIAL GAME, and HERCULES: THE OFFICIAL GAME, on the App Store, Google Play, Amazon App Store, Facebook, Mac App Store, and Windows Phone. Glu’s unique technology platform enables its titles to be accessible to a broad audience of consumers globally. Founded in 2001, Glu is headquartered in San Francisco with major U.S. offices outside Seattle and in Long Beach, and international locations in Canada, China, India, Japan, Korea, and Russia. Consumers can find high-quality entertainment wherever they see the ‘g’ character logo or at www.glu.com. For live updates, please follow Glu via Twitter at www.twitter.com/glumobile or become a Glu fan at www.facebook.com/glumobile.

CONTRACT KILLER, DEER HUNTER, DINER DASH, DINO HUNTER: DEADLY SHORES, ETERNITY WARRIORS, FRONTLINE COMMANDO, GLU, GLU MOBILE and the 'g' character logo are trademarks of Glu Mobile Inc. or its subsidiaries.

Glu Mobile Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)
	December 31,	December 31,
	2014	2013

ASSETS
Cash and cash equivalents	$70,912	$28,496
Accounts receivable, net	32,231	18,305
Prepaid expenses and other current assets	17,421	7,663
Total current assets	120,564	54,464

Property and equipment, net	6,116	5,096
Restricted cash	1,990	1,730
Other long-term assets	6,674	637
Intangible assets, net	27,524	5,599
Goodwill	87,964	19,485
Total assets	$250,832	$87,011

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$11,685	$10,657
Accrued liabilities	3,812	1,971
Accrued compensation	10,751	5,378
Accrued royalties	12,440	1,727
Deferred revenues	37,333	18,224
Total current liabilities	76,021	37,957
Other long-term liabilities	3,105	2,357
Total liabilities	79,126	40,314

Common stock	11	8
Additional paid-in capital	415,766	298,593
Accumulated other comprehensive (loss)/income	(8)	307
Accumulated deficit	(244,063)	(252,211)
Stockholders' equity	171,706	46,697
Total liabilities and stockholders' equity	$250,832	$87,011

Glu Mobile Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013

Revenues	$72,865	$34,841	$223,146	$105,613

Cost of revenues:
Platform commissions, royalties and other	29,625	9,803	80,992	32,371
Amortization of intangible assets	2,434	1,004	4,767	4,673
Total cost of revenues	32,059	10,807	85,759	37,044
Gross profit	40,806	24,034	137,387	68,569

Operating expenses:
Research and development	16,053	12,618	64,284	46,877
Sales and marketing	12,275	10,608	45,076	26,120
General and administrative	7,154	4,162	25,019	15,550
Amortization of intangible assets	127	117	508	1,336
Restructuring charge	67	-	435	1,448
Total operating expenses	35,676	27,505	135,322	91,331

Income/(loss) from operations	5,130	(3,471)	2,065	(22,762)

Interest and other income/(expense), net:
Interest income	10	5	30	16
Other expense	(988)	(135)	(1,502)	(6)
Interest and other income/(expense), net	(978)	(130)	(1,472)	10

Loss before income taxes	4,152	(3,601)	593	(22,752)
Income tax (provision)/benefit	(2,773)	78	7,555	2,843
Net income/(loss)	$1,379	$(3,523)	$8,148	$(19,909)

Net income /(loss) per share:
Basic	$0.01	$(0.05)	$0.09	$(0.28)
Diluted	$0.01	$(0.05)	$0.08	$(0.28)

Weighted average common shares outstanding:
Basic	103,406	78,071	91,826	71,453
Diluted	106,954	78,071	96,922	71,453

Stock-based compensation expense included in:
Research and development	$736	$849	$7,422	$1,948
Sales and marketing	209	103	701	303
General and administrative	1,189	632	3,510	2,034
Total stock-based compensation expense	$2,134	$1,584	$11,633	$4,285

Glu Mobile Inc.
GAAP to Non-GAAP Reconciliation
(in thousands, except per share data)
(unaudited)
	For the Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,
	2013	2013	2013	2013	2014	2014	2014	2014

GAAP revenues	24,605	24,445	21,722	34,841	44,580	40,910	64,791	72,865
Change in deferred revenues	111	(1,251)	886	8,005	2,377	(5,874)	18,762	3,363
Non-GAAP Revenues	24,716	23,194	22,608	42,846	46,957	35,036	83,553	76,228

GAAP gross profit	16,069	15,697	12,769	24,034	30,824	28,037	37,720	40,806
Change in deferred revenues	111	(1,251)	886	8,005	2,377	(5,874)	18,762	3,363
Amortization of intangible assets	1,074	1,078	1,082	1,004	554	441	1,338	2,434
Non-cash warrant expense	-	-	427	-	-	-	1,126	66
Change in deferred platform commissions and royalty expense	(138)	419	(245)	(1,753)	(1,209)	1,527	(9,122)	(108)
Non-GAAP gross profit	17,116	15,943	14,919	31,290	32,546	24,131	49,824	46,561

GAAP operating expense	21,563	21,651	20,612	27,505	30,117	31,703	37,826	35,676
Stock-based compensation	(1,245)	(736)	(720)	(1,584)	(2,979)	(4,566)	(1,954)	(2,134)
Amortization of intangible assets	(495)	(495)	(229)	(117)	(127)	(127)	(127)	(127)
Transitional costs	-	-	-	-	-	(682)	(493)	(255)
Change in fair value of Blammo earnout	(29)	47	31	(56)	(304)	(531)	-	-
Restructuring charge	(511)	(937)	-	-	-	(159)	(209)	(67)
Non-GAAP operating expense	19,283	19,530	19,694	25,748	26,707	25,638	35,043	33,093

GAAP operating income/(loss)	(5,494)	(5,954)	(7,843)	(3,471)	707	(3,666)	(106)	5,130
Change in deferred revenues	111	(1,251)	886	8,005	2,377	(5,874)	18,762	3,363
Non-GAAP cost of revenues adjustment	936	1,497	1,264	(749)	(655)	1,968	(6,658)	2,392
Stock-based compensation	1,245	736	720	1,584	2,979	4,566	1,954	2,134
Amortization of intangible assets	495	495	229	117	127	127	127	127
Transitional costs	-	-	-	-	-	682	493	255
Change in fair value of Blammo earnout	29	(47)	(31)	56	304	531	-	-
Restructuring charge	511	937	-	-	-	159	209	67
Non-GAAP operating income/(loss)	(2,167)	(3,587)	(4,775)	5,542	5,839	(1,507)	14,781	13,468

GAAP net income/(loss)	(5,497)	(2,921)	(7,968)	(3,523)	133	(3,768)	10,404	1,379
Change in deferred revenues	111	(1,251)	886	8,005	2,377	(5,874)	18,762	3,363
Non-GAAP cost of revenues adjustment	936	1,497	1,264	(749)	(655)	1,968	(6,658)	2,392
Non-GAAP operating expense adjustment	2,280	2,121	918	1,757	3,410	6,065	2,783	2,583
Foreign currency exchange loss/(gain)	(129)	(137)	159	130	136	31	347	981
Release of tax liabilities and valuation allowance	-	(3,148)	-	-	-	-	(8,352)	1,531
Non-GAAP net income/(loss)	$(2,299)	$(3,839)	$(4,741)	$5,620	$5,401	$(1,578)	$17,286	$12,229

Reconciliation of net income/(loss) and net income/(loss) per share:
GAAP net income/(loss) per share - basic	$(0.08)	$(0.04)	$(0.11)	$(0.05)	$0.00	$(0.04)	$0.11	$0.01
GAAP net income/(loss) per share - diluted	$(0.08)	$(0.04)	$(0.11)	$(0.05)	$0.00	$(0.04)	$0.10	$0.01
Non-GAAP net income/(loss) per share - basic	$(0.03)	$(0.05)	$(0.07)	$0.07	$0.07	$(0.02)	$0.18	$0.12
Non-GAAP net income/(loss) per share - diluted	$(0.03)	$(0.05)	$(0.07)	$0.07	$0.06	$(0.02)	$0.16	$0.11
Shares used in computing Non-GAAP basic net income/(loss) per share	66,397	69,812	71,529	78,071	79,719	85,549	98,628	103,406
Shares used in computing Non-GAAP diluted net income/(loss) per share	66,397	69,812	71,529	81,433	85,398	85,549	105,438	106,954

Non-GAAP operating expense break-out:
GAAP research and development expense	$11,630	$11,224	$11,405	$12,618	$15,579	$17,297	$15,355	$16,053
Transitional costs	-	-	-	-	-	(20)	-	-
Stock-based compensation	(668)	(163)	(268)	(849)	(2,317)	(3,605)	(764)	(736)
Non-GAAP research and development expense	10,962	11,061	11,137	11,769	13,262	13,672	14,591	15,317

GAAP sales and marketing expense	5,008	5,143	5,361	10,608	9,485	7,989	15,327	12,275
Stock-based compensation	(67)	(93)	(40)	(103)	(101)	(190)	(201)	(209)
Non-GAAP sales and marketing expense	4,941	5,050	5,321	10,505	9,384	7,799	15,126	12,066

GAAP general & administrative expense	3,919	3,852	3,617	4,162	4,926	6,131	6,808	7,154
Transitional costs	-	-	-	-	-	(662)	(493)	(255)
Change in fair value of Blammo earnout	(29)	47	31	(56)	(304)	(531)	-	-
Stock-based compensation	(510)	(480)	(412)	(632)	(561)	(771)	(989)	(1,189)
Non-GAAP general and administrative expense	$3,380	$3,419	$3,236	$3,474	$4,061	$4,167	$5,326	$5,710

Glu Mobile Inc.
Non-GAAP Adjusted EBITDA
(in thousands)
(unaudited)
	For the Three Months Ended
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,
	2013	2013	2013	2013	2014	2014	2014	2014

GAAP net income/(loss)	$(5,497)	$(2,921)	$(7,968)	$(3,523)	$133	$(3,768)	$10,404	$1,379
Change in deferred revenues	111	(1,251)	886	8,005	2,377	(5,874)	18,762	3,363
Change in deferred platform commissions and royalty expense	(138)	419	(245)	(1,753)	(1,209)	1,527	(9,122)	(108)
Non-cash warrant expense	-	-	427	-	-	-	1,126	66
Amortization of intangible assets	1,569	1,573	1,311	1,121	681	568	1,465	2,561
Depreciation	731	661	633	682	620	607	617	669
Stock-based compensation	1,245	736	720	1,584	2,979	4,566	1,954	2,134
Change in fair value of Blammo earnout	29	(47)	(31)	56	304	531	-	-
Transitional costs	-	-	-	-	-	682	493	255
Restructuring charge	511	937	-	-	-	159	209	67
Foreign currency exchange loss/(gain)	(129)	(137)	159	130	136	31	347	981
Interest and other income	(3)	(26)	(4)	-	(6)	(7)	(7)	(3)
Income tax provision/(benefit)	135	(2,870)	(30)	(78)	444	78	(10,850)	2,773
Total Non-GAAP Adjusted EBITDA	$(1,436)	$(2,926)	$(4,142)	$6,224	$6,459	$(900)	$15,398	$14,137

In addition to the reasons stated above, which are generally applicable to each of the items Glu excludes from its non-GAAP financial measures, Glu believes it is appropriate to exclude certain items for the following reasons:

Change in Deferred Revenues and Deferred Cost of Revenues. At the date we sell certain premium games and micro-transactions, Glu has an obligation to provide additional services and incremental unspecified digital content in the future without an additional fee. In these cases, we recognize the revenues and any associated cost of revenues, including platform commissions and royalties, on a straight-line basis over the estimated life of the paying user. Internally, Glu’s management excludes the impact of the changes in deferred revenue and deferred cost of revenues related to its premium and free-to-play games in its non-GAAP financial measures when evaluating the company’s operating performance, when planning, forecasting and analyzing future periods, and when assessing the performance of its management team. Glu believes that excluding the impact of the changes in deferred revenues and deferred cost of revenues from its operating results is important to facilitate comparisons to prior periods during which Glu did not delay the recognition of significant amounts of revenue related to its games and to understand Glu’s operations.

Amortization of Intangible Assets. When analyzing the operating performance of an acquired entity, Glu's management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any allocations made for accounting purposes. Because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets (including acquired in-process technology and goodwill), when analyzing the operating performance of an acquisition in subsequent periods, Glu's management excludes the GAAP impact of acquired intangible assets to its financial results. Glu believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

Non-cash Warrant Expense. In the third and fourth quarters of 2013 and 2014, Glu recorded a non-cash charge related to the vesting of warrants to purchase shares of common stock issued to brand holders as part of third party licensing, development and publishing arrangements. These charges were computed using the Black-Scholes valuation model and were recorded in cost of revenues. When evaluating the performance of its consolidated results, Glu does not consider non-cash warrant expense as it places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with the vesting of any warrants. As the non-cash warrant expense impacts comparability from period to period Glu believes that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Stock-Based Compensation Expense. Glu adopted ASC 718, "Compensation – Stock Compensation" beginning in its fiscal year ended December 31, 2006. Included in the stock compensation expense is the contingent consideration potentially issuable to the Blammo employees who were former shareholders of Blammo, which is recorded as research and development expense over the term of the earn-out periods, since these employees are primarily employed in product development. Glu re-measures the fair value of the contingent consideration each reporting period and only records a compensation expense for the portion of the earn-out target which is likely to be achieved. In addition, Glu is exposed to potential continued fluctuations in the fair market value of the contingent consideration in each reporting period, since re-measurement is impacted by changes in Glu’s share price and the assumptions used by Glu. When evaluating the performance of its consolidated results, Glu does not consider stock-based compensation charges. Likewise, Glu's management team excludes stock-based compensation expense from its short and long-term operating plans. In contrast, Glu's management team is held accountable for cash-based compensation and such amounts are included in its operating plans. Further, when considering the impact of equity award grants, Glu places a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants. Glu believes it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of its business.

Restructuring Charges. Glu undertook restructuring activities in the first and second quarters of 2013 and the second, third and fourth quarters of 2014 and recorded (1) non-cash restructuring charges due to vacating a portion of its offices in Washington, vacating its Brazil office and writing-off the cumulative translation adjustment upon substantial liquidation of its Brazilian entity; and (2) cash restructuring charges due to the termination of certain employees in its Brazil, China, Europe and U.S. offices. Glu recorded the severance costs as an operating expense when it communicated the benefit arrangement to the employee and no significant future services, other than a minimum retention period, were required of the employee to earn the termination benefits. Glu believes that these restructuring charges do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Change in Fair Value of Blammo Earnout. As part of the acquisition of Blammo, Glu committed to issue additional consideration in the form of Glu’s common stock to the former, non-employee Blammo shareholders if certain revenue targets are achieved. Glu recorded the estimated contingent consideration liability at acquisition and will adjust the fair value of the liability each reporting period. When analyzing the operating performance of an acquired entity, Glu’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid including the final amounts paid for contingent consideration) without taking into consideration any expenses recognized post-acquisition related to the change in fair value of the contingent consideration. Because the final purchase price paid for an acquisition necessarily reflects the accounting value assigned to both the consideration, including the contingent consideration, paid and to the intangible assets (including goodwill) acquired, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of any adjustments to the fair value of these acquisition-related balances to its financial results. Glu believes that the fair value adjustments affect comparability from period to period and that investors benefit from a supplemental non-GAAP financial measure that excludes these charges.

Transitional Costs. GAAP requires expenses to be recognized for various types of events associated with a business acquisition such as legal, accounting and other deal related expenses. Glu has incurred various costs related to the acquisition and integration of PlayFirst and Cie Games into Glu’s operations. Glu recorded these non-recurring acquisition and transitional costs as operating expenses when they were incurred. Glu believes that these acquisition and transitional costs affect comparability from period to period and that investors benefit from a supplemental non-GAAP financial measure that excludes these expenses.

Release of tax liabilities and valuation allowance. In the second quarter of 2013, Glu recorded a non-cash income tax benefit related to the release of certain foreign income tax liabilities upon the expiration of the statute of limitations. Additionally, in the third and fourth quarters of 2014 Glu adjusted a portion of its deferred tax asset valuation allowance as a result of the deferred tax liabilities recorded in connection with the Cie Games acquisition. Glu believes that these non-recurring, one-time tax adjustments do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these adjustments.

Foreign currency exchange gains and losses. Foreign currency exchange gains and losses represent the net gain or loss that Glu has recorded for the impact of currency exchange rate movements on cash and other assets and liabilities denominated in foreign currencies related to the revaluation of assets and liabilities. Accordingly, foreign currency exchange gains and losses are generally unpredictable and can cause Glu’s reported results to vary significantly. Due to the unusual magnitude of these gains and losses, and the fact that Glu has not engaged in hedging or taken other actions to reduce the likelihood of incurring a sizeable net gain or loss in future periods, Glu began, with the quarter ended December 31, 2008, to present non-GAAP net loss and net loss per share excluding foreign exchange gains and losses for comparability purposes. Glu believes that these gains and losses do not reflect its ongoing operations and that investors benefit from a supplemental non-GAAP financial measure that excludes these items, enabling investors to compare Glu’s core operating results in different periods without this variability. Foreign exchange gains/(losses) recognized during 2013 and 2014 were as follows (in thousands):

March 31, 2013	$129
June 30, 2013	137
September 30, 2013	(159)
December 31, 2013	(130)
FY 2013	$(23)

March 31, 2014	$(136)
June 30, 2014	(31)
September 30, 2014	(347)
December 31, 2014	(981)
FY 2014	$(1,495)

CONTACT:
Investor Relations:
ICR, Inc.
Seth Potter, 646-277-1230
ir@glu.com